FINS Corrects the Record on

Dissident Shareholder Trevor Montano’s Statements

June 19, 2025 – In a filing on June 18, 2025, Trevor Montano quoted content from a report from ISS, which does not authorize dissemination of their research reports nor their contents. FINS has an obligation to correct the record, and in doing so must include the quoted content included in Mr. Montano’s filing. For ease of reference, each item of the ISS report quoted in Trevor Montano’s filing is included below in italics preceding our response.

Mr. Montano fails to mention that ISS has recommended that shareholders approve the new advisory agreement, confirming that the current portfolio management team should continue to manage the Fund.

“In its report, ISS supported Mr. Montano’s case for change at FINS, stating:

•	“The dissident has made a case for change, and he appears to be well qualified to serve on the board. As such, a vote FOR Montano is warranted.”

FINS REPONSE: We respectfully disagree. The Fund’s nominees have years of experience not just as FINS Trustees but also vast experience in the financial services industry. Trevor Montano has no experience managing or overseeing a closed-end fund.

•	“The dissident appears to be a logical addition to the board. He has a background in bank capital investing, and outside board experience.”

FINS REPONSE: Trevor Montanto’s background in bank capital investing does not necessarily translate to the oversight and management of a closed-end fund. For this and other reasons we have highlighted, he may not be a logical addition to the Board.

•	“…the board stated that it told the dissident there was not a job opening on the board. It is difficult to understand why the board was so dismissive of a shareholder nominee, particularly when there are credible reasons for shareholders to be concerned about performance and corporate governance. In addition, it was not clear that the board was fully aware of the vote standard for director elections at this meeting, let alone the implications it could have on board composition.”

FINS REPONSE: The existing Board has set the size of the Board pursuant to the Fund’s governing documents. In nominating the incumbent Trustees, the Board correctly stated that there is no vacant position to be filled on the Board. Mr. Montano was afforded the same consideration as any other candidate, including the two incumbent nominees. The Nominating and Governance Committee and the full Board found that the Fund’s nominees were far more qualified.

The Board is well aware of and understands the voting standards for Trustee elections, and it fully appreciates the implications on Board composition.

•	“Shareholders should also note that the board's nominees have received low support rates at the last two AGMs.”

FINS REPONSE: As the Fund has grown and prospered, the Fund’s investor base has evolved from almost exclusively individual investors to include large institutional investors. Prior to 2023, Board nominees received over 90% of shareholder votes to remain in their positions. We believe that the decline in support in 2023 and 2024 can be attributed to a single institutional investor with a history of routinely voting against incumbent nominees and does not reflect dissatisfaction by long-term investors in the Fund.

•	“In addition, as the dissident has rightly noted, the board's corporate governance structure includes features that are not in the best interests of shareholders, such as a classified board and a majority vote standard in contested elections.”

FINS REPONSE: Many closed-end funds like FINS utilized classified boards and other governance structures to provide stability and consistency of management, which ultimately protects long-term FINS shareholders from the desires of a few short-term investors with relatively small holdings. FINS has not changed its governance structure since the inception of the Fund. Investors purchased the Fund with full knowledge of its governance structure.

•	“The fund's acquisition track record reveals areas where it is challenging to reconcile the board's actions with the best interests of shareholders…”

FINS REPONSE: It can be difficult to tie outcomes directly to the Fund’s acquisition of other closed-end funds. Despite challenging macroeconomic conditions including the 2020 pandemic, regional banking crisis, interest rate volatility, and general market volatility, the Board has consistently acted in the best interest of shareholders.

The Fund has highlighted multiple errors in Mr. Montano’s proxy materials, and as a result he was forced to file corrected materials. The misstatements made by Mr. Montano, whether intentional or not, do not reflect the integrity the Fund expects of its Board members.

Accordingly, FINS again recommends that FINS shareholders use the white proxy card to vote:

FOR Keith M. Schappert and Andrea N. Mullins as Trustees;

FOR the New Investment Advisory Agreement; and

FOR the ratification of the Fund’s auditor.